Exhibit 3

                                REUTERS GROUP PLC



                       Resolution of the Sealing Committee
  of the Board of Directors constituted by resolution of the Board passed on 12
                                  December 1997







                  RESOLVED that the Common Seal of the Company be affixed to a Power of Attorney in favour of Stephen P. Lehman authorising him to file Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934 (the "Act") and Schedules 13D and 13G under Sections 13(d) and 13(g) of the Art, each regarding Savvis Communications Corporation, a Delaware corporation, and required to be filed by the Company with the Untied States Securities and Exchange Commission.





                  DATED:   11th May, 2001





                  /s/      Philip Green            /s/      Robert Rowley
                  --------------------------       ----------------------------
                  Director                         Director/Secretary







                                      Ex-3
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                                POWER OF ATTORNEY

                  THIS POWER OF ATTORNEY is given by REUTERS GROUP PLC (the "Company"), whose registered office is 85 Fleet Street, London, EC4P 4AJ, England WITNESSES as follows:

1.       APPOINTMENT

                  The Company appoints STEPHEN P. LEHMAN, currently of Reuters America Inc., 3 Times Square, 20th Floor, New York, New York, 10036 (referred to as the "Attorney"), to be its Attorney with authority to do on its behalf the acts and things specified in clause 2.

2.       AUTHORITY

                  The Attorney has authority in the name and on behalf of the Company and on such terms and conditions as may seem expedient to do the acts and things specified below:

(a) file from time to time Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934 (the "Act") and Schedules 13D and 13G under Sections 13(d) and 13(g) of the Act, each regarding Savvis Communications Corporation, a Delaware corporation, and required to be filed by the Company with the United States Securities and Exchange Commission; and

(b) to do appropriate acts and things to give effect to or to further the actions contemplated by or referred to in paragraph (a) above.

3.       INDEMNITY

                  The Company agrees to ratify whatever the Attorney shall lawfully do or cause to be done by virtue of this power of attorney and to indemnify the Attorney against all expenses, losses and liabilities incurred by the Attorney when acting in pursuance of this power of attorney, except such as arise in consequence of his negligence, willful default or bad faith.

4.       MISCELLANEOUS

                  This power of attorney shall:

         (i) have effect from the date hereof which is (or is deemed to be) the effective date of entry into force of it and the Company agrees to ratify and confirm all and any acts and things lawfully done by the Attorney on behalf of the Company as from such effective date;

         (ii) be binding and conclusive in favour of all third parties who shall not have received notice of its revocation;

         (iii) lapse automatically on the earlier of (a) the date on which the Attorney ceases to be employed by the Company or any direct or indirect subsidiary of it; (b) revocation by written act of the Company; and (c) 31 December 2001;

         (iv)     not be changed orally; and

         (v) be construed and interpreted according to the law of England and Wales.



IN WITNESS WHEREOF, the Company has caused its Common Seal to be affixed this 11th day of May 2001.





The COMMON SEAL        )
of REUTERS GROUP PLC   )
was hereunto affixed   )
in the presence of:    )



/s/     Philip Green
-------------------------------------------------
Director





/s/      Robert Rowley
-------------------------------------------------
Director/Secretary